Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of (1) our report dated February 28, 2013, relating to the effectiveness of Crestwood Midstream Partners LP and subsidiaries’ (defined as “Legacy CMLP” in the Summary to this Amendment No. 1 to Form S-4) internal control over financial reporting and (2) our report dated February 28, 2013, relating to the financial statements of Crestwood Marcellus Midstream LLC, both appearing in the Annual Report on Form 10-K of Crestwood Midstream Partners LP (defined as “Legacy CMLP” in the Summary to this Amendment No. 1 to Form S-4) for the year ended December 31, 2012, and (3) our report dated March 18, 2013 (May 10, 2013 as to Note 16) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retroactive effect of the common control acquisition of Crestwood Marcellus Midstream LLC), relating to the consolidated financial statements of Crestwood Midstream Partners LP and subsidiaries (defined as “Legacy CMLP” in the Summary to this Amendment No. 1 to Form S-4), appearing in both the Current Report on Form 8-K filed May 10, 2013 of Crestwood Midstream Partners LP (defined as “Legacy CMLP” in the Summary to this Amendment No. 1 to Form S-4) and in the Current Report on Form 8-K/A filed October 17, 2013 of Crestwood Midstream Partners LP (defined as the “Partnership” in the Summary to this Amendment No. 1 to Form S-4), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

October 28, 2013